Exhibit 99.1

Investor Contact:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 / 7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Addus HomeCare Reports Second Quarter 2011 Results

Second Quarter Financial Highlights

•	Total net service revenues grew 1.6% to $68.3 million, with comparable growth rates in both the Home & Community and Home Health Divisions

•	Net income of $1.3 million, or $0.12 per diluted share

•	Accounts Receivable DSO has improved by 19 days to 65 days

Palatine, IL, August 4, 2011 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the second quarter ended June 30, 2011.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “In the second quarter, we continued to integrate our new senior management team, including our new Vice President for Home Health, who joined us in July. In addition, we are initiating a search for a Chief Sales and Marketing Officer to lead our sales team. We are of course pleased that the State of Illinois made a significant payment in the quarter.”

Second Quarter Review

Total net service revenues for the second quarter of 2011 were $68.3 million, a 1.6% increase compared to the prior year quarter. The acquisition of CarePro contributed approximately $3.3 million in net service revenues in the second quarter of 2011.

Second quarter 2011 net income was $1.3 million, or $0.12 per diluted share. Net income was $1.7 million or $0.16 per diluted share in the prior year quarter.

Home & Community segment net service revenues for the second quarter of 2011 were $55.0 million, a 1.6% increase from the prior year quarter. Home & Community segment revenues included approximately $2.4 million from CarePro operations. Excluding locations closed in late 2010 and program eliminations in select states totaling $1.8 million in revenue, same store sales increased by $0.2 million, or approximately 0.4%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $6.0 million, or 10.9% of revenue in the second quarter, compared to $5.5 million, or 10.1% of revenue, in the prior year quarter.

Home Health segment net service revenues for the second quarter of 2011 were $13.2 million, a 1.7% increase over the prior year quarter, despite a reduction in Medicare revenues estimated at $0.4 million as a result of the rate cut enacted in 2011. Home Health segment revenues include approximately $0.9 million from CarePro operations. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $0.8 million, or 6.3% of revenues, compared to $1.7 million, or 13.0% of revenues in the prior year quarter.

Cash flow from operations was $17.6 million for the second quarter of 2011 compared to cash used in operations of $0.8 million in the second quarter of 2010. This improvement reflects a significant payment received late in the second quarter from the State of Illinois. Subsequent to June 30, 2011, the cash generated from operations was used to reduce the outstanding balance on the Company’s line of credit and other debt.

Six Month Review

Total net service revenues for the six months ended June 30, 2011 were $135.1 million, a 2.5% increase compared to the prior year period. The acquisition of CarePro contributed approximately $6.8 million in net service revenues in the first half of 2011.

Net income for the first half of 2011 was $2.2 million, or $0.20 per diluted share. This compares to net income of $3.0 million, or $0.29 per diluted share in the same period of 2010.

Home & Community segment net service revenues for the six months ended June 30, 2011 were $109.2 million, a 2.2% increase compared to the prior year period. Home & Community segment revenues included approximately $4.9 million from CarePro operations. Excluding locations closed in late 2010 and program eliminations in select states totaling $3.8 million in revenue, same store sales increased by $1.2 million, or approximately 1.1%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $11.3 million, or 10.4% of revenue in the first half of 2011, compared to $11.0 million, or 10.3% of revenue, in the prior year period.

Home Health segment net service revenues for the six months ended June 30, 2011 were $25.9 million, a 4.1% increase compared to the prior year period. Home Health segment revenues include approximately $1.9 million from CarePro operations. After adjusting for the Medicare rate reduction in 2011 of approximately $0.8 million, same store sales decreased by $0.1 million, or 0.3%. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $1.5 million, or 5.9% of revenues for the first half of 2011, compared to $2.7 million, or 10.8% of revenues in the prior year period.

Cash flow from operations was $29.1 million for the first half of 2011 compared to $0.8 million in the same period in 2010 due largely to the improved payments received from the State of Illinois, combined with an overall improvement in collections from all other payors. Subsequent to June 30, 2011, the cash from operations was used to reduce the outstanding balance on the Company’s line of credit and other debt.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2011 second quarter results after the market close on Thursday, August 4, 2011. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on August 4, 2011. The toll-free number is (866) 730-5770 (international callers should call 857-350-1594), with the passcode: 30071147. A telephonic replay of the conference call will be available through midnight on August 18, 2011 by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 89988113.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2010, and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Income Statement Information:

Net service revenues	$68,252	$67,165	$135,094	$131,770
Cost of service revenues	48,142	47,429	95,930	93,214

Gross profit	20,110	19,736	39,164	38,556

General and administrative expenses	16,493	15,513	32,612	30,695
Depreciation and amortization	927	951	1,856	1,897

Total operating expenses	17,420	16,464	34,468	32,592

Operating income	2,690	3,272	4,696	5,964

Interest expense, net	668	750	1,381	1,468

Income from operations before taxes	2,022	2,522	3,315	4,496
Income tax expense	689	868	1,129	1,484

Net income	$1,333	$1,654	$2,186	$3,012

Income per common share:
Basic	$0.12	$0.16	$0.20	$0.29

Diluted	$0.12	$0.16	$0.20	$0.29

Weighted average number of common shares outstanding:
Basic	10,746	10,500	10,746	10,500

Diluted	10,770	10,500	10,762	10,500

	For the Six Months Ended June 30,
	2011	2010
Cash Flow Information:

Net cash provided by operating activities	$29,098	$795
Net cash used in investing activities	(632)	(695)
Net cash provided by (used in) financing activities	(5,177)	317

Net change in cash	23,289	417
Cash at the beginning of the period	816	518

Cash at the end of the period	$24,105	$935

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets

Current assets
Cash	$24,105	$816
Accounts receivable, net	51,285	70,954
Prepaid expenses and other current assets	9,090	7,704
Deferred tax assets	6,338	6,324

Total current assets	90,818	85,798

Property and equipment, net	2,576	2,923

Other assets
Goodwill	63,851	63,930
Intangible assets, net	12,193	13,570
Other assets	612	703

Total other assets	76,656	78,203

Total assets	$170,050	$166,924

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$5,246	$3,304
Accrued expenses	31,465	26,529
Current maturities of long-term debt	6,000	5,158
Deferred revenue	2,328	2,141

Total current liabilities	45,039	37,132

Long-term debt, less current maturities	34,027	40,027
Deferred tax liabilities	562	562
Other long-term liabilities	—	1,112

Total stockholders’ equity	90,422	88,091

Total liabilities and stockholders’ equity	$170,050	$166,924

Segment Information (Unaudited)

	For the Three Months Ended June 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$55,009	$13,243	$—	$68,252
Cost of service revenues	41,076	7,066	—	48,142

Gross profit	13,933	6,177	—	20,110
Gross profit percentage	25.3%	46.6%		29.5%

General and administrative expenses	7,304	5,208	3,981	16,493
Depreciation and amortization	609	129	189	927

Total operating expenses	7,913	5,337	4,170	17,420

Operating income	$6,020	$840	$(4,170)	$2,690

Operating income percentage	10.9%	6.3%	-6.1%	3.9%

	For the Three Months Ended June 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$54,144	$13,021	$—	$67,165
Cost of service revenues	40,450	6,979	—	47,429

Gross profit	13,694	6,042	—	19,736
Gross profit percentage	25.3%	46.4%		29.4%

General and administrative expenses	7,581	4,196	3,736	15,513
Depreciation and amortization	621	158	172	951

Total operating expenses	8,202	4,354	3,908	16,464

Operating income	$5,492	$1,688	$(3,908)	$3,272

Operating income percentage	10.1%	13.0%	-5.8%	4.9%

	For the Six Months Ended June 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$109,152	$25,942	$—	$135,094
Cost of service revenues	81,853	14,077	—	95,930

Gross profit	27,299	11,865	—	39,164
Gross profit percentage	25.0%	45.7%		29.0%

General and administrative expenses	14,735	10,070	7,807	32,612
Depreciation and amortization	1,219	257	380	1,856

Total operating expenses	15,954	10,327	8,187	34,468

Operating income	$11,345	$1,538	$(8,187)	$4,696

Operating income percentage	10.4%	5.9%	-6.1%	3.5%

	For the Six Months Ended June 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$106,845	$24,925	$—	$131,770
Cost of service revenues	79,724	13,490	—	93,214

Gross profit	27,121	11,435	—	38,556
Gross profit percentage	25.4%	45.9%		29.3%

General and administrative expenses	14,903	8,420	7,372	30,695
Depreciation and amortization	1,235	321	341	1,897

Total operating expenses	16,138	8,741	7,713	32,592

Operating income	$10,983	$2,694	$(7,713)	$5,964

Operating income percentage	10.3%	10.8%	-5.9%	4.5%

Key Statistical and Financial Data (Unaudited) (3)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
General:

Adjusted EBITDA (in thousands) (1)	$3,714	$4,289	$6,697	$7,989
States served at period end			19	16
Locations at period end			125	122
Employees at period end			13,366	13,123

Home & Community

Average weekly census	21,036	20,648	20,948	20,421
Billable hours (in thousands)	3,229	3,252	6,414	6,424
Billable hours per business day	50,456	50,819	50,506	50,582
Revenues per billable hour	$17.03	$16.65	$17.02	$16.63

Home Health

Average weekly census:
Medicare	1,475	1,602	1,470	1,533
Non-Medicare	1,528	1,493	1,521	1,515
Medicare admissions (2)	2,274	2,179	4,547	4,315
Medicare revenues per episode completed	$2,581	$2,633	$2,692	$2,598

Percentage of Revenues by Payor:

State, local or other governmental	80%	79%	80%	80%
Medicare	13%	13%	13%	12%
Other	7%	8%	7%	8%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.
(3)	Key statistical and financial data for the three and six months ended June 30, 2011 includes the acquisition of Advantage Health Systems, Inc.

Adjusted EBITDA (1) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,333	$1,654	$2,186	$3,012
Net interest expense	668	750	1,381	1,468
Income tax expense	689	868	1,129	1,484
Depreciation and amortization	927	951	1,856	1,897
Stock-based compensation expense	97	66	145	128

Adjusted EBITDA	$3,714	$4,289	$6,697	$7,989

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.